FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940
( ) Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b). ( ) Form 3 Holdings Reported (X) Form 4 Transactions Reported
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1. Name and Address of Reporting Person

        Beirne                       David
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       (Last)                      (First)                    (Middle)

        1600 Stewart Avenue
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                                  (Street)

        Westbury                    New York                  11590
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol
      1-800-flowers.com, Inc. / FLWS
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3. IRS or Social Security Number of Reporting Person, if an entity
   (Voluntary)

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4. Statement of Month/Year

      12/2000
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   _X_ _ Director                               __ 10% Owner
      Officer (give title below)              ___ Other (specify below)
   ---

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7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
   ---
   ___Form Filed by More than one Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)


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2. Transaction Date (Month/Day/Year)


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3. Transaction Code (Instr. 8)


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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)


      ---------------             --------------                --------
         Amount                     (A) or (D)                    Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year
   (Instr. 3 and 4)


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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)


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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]


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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)

   Employee Stock Option (right to buy)
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2. Conversion or Exercise Price of Derivative Security

      $3.65
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3. Transaction Date (Month/Day/Year)

      12/06/00
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4. Transaction Code (Instr. 8)

       A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
   3, 4 and 5)

            -----------------                     ------------------
               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

             12/06/00 (See Response Below)           12/06/10
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           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

          Class A Common Stock                                20,000
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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

     25,000
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)
     D

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]




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   EXPLANATION OF RESPONSES:

Each option shall be immediately exercisable for any or all of the option shares.
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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)

   Employee Stock Option (right to buy)
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2. Conversion or Exercise Price of Derivative Security

      $3.65
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3. Transaction Date (Month/Day/Year)

     12/06/00
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4. Transaction Code (Instr. 8)

       A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
   3, 4 and 5)

            -----------------                     ------------------
               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

                  12/06/00 (See Response Below)               12/06/10

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           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

          Class A Common Stock                          5,000
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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

   25,000
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)
     D

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]




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   EXPLANATION OF RESPONSES:

On the date of each Annual Stockholders Meeting beginning with the 2000 Annual Stockholder Meeting, each individual who has served as a non-employee Board member since the date of the Annual Stockholders Meeting in the immediately preceding year was automatically granted a Non-Statutory Option to purchase Five Thousand (5,000) shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. Each option shall be immediately exercisable for any or all of the option shares.


   /s/ David Beirne                                     February 12, 2001
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   **  SIGNATURE OF REPORTING PERSON                     DATE


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.